GLJ	Petroleum Consultants
Principal Officers:
Harry Jung, P. Eng.
President, C.E.O.
Dana B. Laustsen, P. Eng.
Executive V.P., C.O.O.
Keith M. Braaten, P. Eng.
Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

We refer to our report dated March 18, 2010 evaluating the oil, natural gas liquids and natural gas reserves attributable to the properties of Canadian Superior Energy Inc. (the “Company”) effective December 31, 2009 (the “Report”).

We hereby give our consent to the use of our name, references to and excerpts from the Report in or incorporated by reference into the Company’s Registration Statement on Form F-3 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”). We also confirm that we have read the Registration Statement, including the Annual Information Form, which is incorporated by reference therein, and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with the Report.

Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.

John H. Stilling, P. Eng.
Vice-President

Dated:  April 20, 2010
Calgary, Alberta
CANADA

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262-1855 • GLJPC.com